Exhibit 5.1

March 19, 2008

InfoLogix, Inc.

101 East County Line Road, Suite 210

Hatboro, Pennsylvania  19040

Ladies and Gentlemen:

We have acted as counsel to InfoLogix, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the issuance of up to 1,000,000 shares of common stock, par value $0.00001 per share (the “Shares”), pursuant to the Company’s 2008 Employee Stock Purchase Plan (the “Plan”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, the Plan, and such other agreements, instruments, documents, and records relating to the Company and the issuance of the Shares as we have deemed appropriate.  In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company.  As to various questions of fact material to our opinion, we have relied on representations of officers of the Company, upon statements made to us in discussion with the Company’s management and upon certificates of public officials.  Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and we express no opinion on the “blue sky” or securities law of any jurisdiction other than the federal law of the United States of America.

Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion the Shares, when and if issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP